EXHIBIT 4.116
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
DATED 2 DECEMBER 2009
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L.
AS COMPANY
IN FAVOUR OF
THE BANK OF NEW YORK MELLON
AS THE COLLATERAL AGENT

SECURITY ASSIGNMENT OF CONTRACTUAL RIGHTS
UNDER A SPECIFIC CONTRACT

THIS AGREEMENT is made by way of deed on 2 December 2009
BETWEEN:
(1)	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L. a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6C Parc d’Activités Syrdall, L-5365 Munsbach, Grand-Duchy of Luxembourg registered with the Luxembourg Register of Commerce and Companies under number B128.135 (the “Company”); and
(2)	THE BANK OF NEW YORK MELLON in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement for the Secured Parties (the “Collateral Agent”).
RECITALS:
(A)	Further to the Credit Agreement (as defined below) certain lenders and financial institutions have made available to the borrowers therein certain facilities (the “Facilities”) on the terms set out in the Credit Agreement.
(B)	Further to the Senior Secured Note Indenture (as defined below), the Issuers (as defined below) have issued certain notes (the “Notes”).
(C)	The Company intends to provide security in respect of the Facilities and the Notes.
(D)	The Company may, from time to time, make advances to the Borrowers (as defined below).
(E)	It is intended by the parties to this Agreement that this document will take effect as a deed despite the fact that a party may only execute this Agreement under hand.
(F)	The Collateral Agent is acting under and holds the benefit of the rights conferred upon it in this Agreement on trust for the Secured Parties.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
“Additional Agreement” has the meaning given to that term in the First Lien Intercreditor Agreement.
“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement.
“Assigned Property” means the rights and property expressed to be assigned in Clause 3 (Assignment).
“Borrowers” means, for Contract 1, Closure Systems International B.V. and, for Contract 2, SIG Euro Holding AG & Co. KGaA.
“Collateral Rights” means all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Agreement or by law.
“Contract 1” means the €124,603,648.83 intercompany loan dated 5 November 2009 between the Company as lender and Closure Systems International B.V. as borrower.
“Contract 2” means the €239,665,296.90 intercompany loan dated 5 November 2009 between the Company as lender and SIG Euro Holding AG & Co. KGaA as borrower.
“Contracts” means Contract 1 and Contract 2.
“Credit Agreement” means the Credit Agreement dated 5 November 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.
“Delegate” means a delegate or sub-delegate appointed pursuant to Clause 11.8 (Delegation) of this Agreement.
“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated 5 November 2009 among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time.
“Group” means Reynolds Group Holdings Limited and each of its subsidiaries from time to time.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.
“Lien” has the meaning given to such term in the First Lien Intercreditor Agreement.
“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.
“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.
“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).
“Notice of Assignment” means a notice of assignment substantially in the form of Schedule 1 (Form of Notice of Assignment).
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.
“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Assigned Property and that term will include any appointee made under a joint and/or several appointment.
“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents (including, for the avoidance of doubt, any liability in respect of any further advances made under the Loan Documents or resulting from an amendment or an increase of the principal amount of the Facilities), together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.
“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.
“Security Documents” means the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement.
“Senior Secured Note Indenture” means the Indenture dated 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

1.2	Terms defined in First Lien Intercreditor Agreement
Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement or any notice given under or in connection with this Agreement.
1.3	Construction
(a)	The rules of interpretation contained in the First Lien Intercreditor Agreement will apply as if incorporated in this Agreement or in any notice given under or in connection with this Agreement.
(b)	Any reference to the “Collateral Agent”, the “Company” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests.
(c)	This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
1.4	Third Party Rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy any benefit of any term of this Agreement.
2.	COVENANT TO PAY
The Company covenants with the Collateral Agent that it shall discharge its obligations in respect of the Secured Liabilities on their due date in accordance with their respective terms.
3.	ASSIGNMENT
3.1	Assignment
The Company assigns absolutely and with full title guarantee to the Collateral Agent as security for the payment and discharge of the Secured Liabilities all of its rights, title and interest, present and future, in, under and to the Contracts including, without limitation, all present and future claims, causes of action, payments and proceeds in respect thereof.
3.2	Collateral Agent Assumes No Obligations
The Collateral Agent shall not be under any obligation in relation to the Assigned Property or the Contracts as a consequence of this Agreement and the Company shall at all times remain liable to perform all obligations expressed to be assumed by it in respect of the Assigned Property and the Contracts.

3.3	Release
The security constituted by this Agreement shall be released, reassigned and cancelled:
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Company, upon the Secured Liabilities being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Company or any other person under any of the Loan Documents; or
(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under English law).
4.	DELIVERABLES
The Company shall deliver or cause to be delivered to the Collateral Agent on the date hereof of a Notice of Assignment in respect of the Contracts duly executed by or on behalf of the Company and acknowledged by the relevant Borrower.
5.	REPRESENTATION
The Company represents that it has not registered any “establishments” (as that term is defined in Part 1 of the Overseas Companies Regulations 2009) with the Registrar of Companies in England and Wales or, if it has so registered, it has provided to the Collateral Agent sufficient details to enable an accurate search against it to be undertaken by the Secured Parties at the Companies Registry.
6. FURTHER ADVANCES
(a)	Subject to the terms of the Loan Documents, each Lender (as defined in the Credit Agreement) is under an obligation to make further Loans (as defined in the Credit Agreement) to the Loan Parties and that obligation shall be deemed to be incorporated into this Agreement as if set out in this Agreement.
(b)	Subject to the terms of the Loan Documents, each Issuer may issue further Notes (as defined in the Senior Secured Notes Indenture) to the Loan Parties and that obligation will be deemed to be incorporated into this Agreement as if set out in this Agreement.
7.	COMPANY’S UNDERTAKINGS
7.1	Undertakings
(a)	Contract in force
The Company shall ensure that the Contracts, as long as such Contracts continue to subsist, are in full force and effect and enforceable in accordance with their terms and, at the date hereof, it is not in breach of any term or condition of the Contracts and that, unless otherwise permitted by the Principal Finance Documents, there are no restrictions on its ability to assign the Assigned Property pursuant to this Agreement, whether contained in the Contracts or in any other document, which would materially and adversely affect the validity or enforceability of this Agreement.
(b)	Negative pledge
Unless permitted by this Agreement or the Principal Finance Documents, the Company will not create or permit to subsist any security interest on any part of the Assigned Property, in each case without the consent of the Collateral Agent (acting on the instructions of the Applicable Representative).
(c)	Disposals
The Company shall not, whilst an Enforcement Event has occurred which is continuing, enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, transfer or otherwise dispose of the whole or any part of the Assigned Property or otherwise deal with any part of the Assigned Property.
(d)	Not Jeopardise
Unless otherwise permitted by the Principal Finance Documents or this Agreement, the Company shall not do or permit to be done any act or thing which would materially and adversely affect the validity and enforceability of this Agreement.
(e)	No variation
The Company shall not, whilst an Enforcement Event has occurred which is continuing, vary, rescind or amend the Contracts except with the prior written consent of the Collateral Agent (acting on the instructions of the Applicable Representative).
(f)	Compliance with Contract
The Company shall promptly comply with its obligations under each of the Contracts.
8.	FURTHER ASSURANCE
8.1	Covenant for Further Assurance
Subject to the Agreed Security Principles, the Company will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may reasonably require in favour of the Collateral Agent or its nominee(s) or Delegate) for the purposes of (a) exercising the Collateral Rights or perfecting the Lien created or intended to be created in respect of the Assigned Property (which may include the execution by the Company of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Assigned Property) or for the exercise of the Collateral Rights and/or (b) to facilitate the realisation of the Assigned Property in each case in accordance with the rights vested in it under this Agreement.
8.2	Prescribed Wording
The following covenants shall be implied in respect of any action taken by the Company to comply with its obligations under Clause 8.1 (Covenant for Further Assurance):
(a)	the Company has the right to take such action in respect of the Assigned Property; and
(b)	the Company will at its own cost do all that it reasonably can to give the Collateral Agent or its nominee or Delegate the title and/or rights that it purports to give.
9.	POWER OF ATTORNEY
9.1	Appointment and Powers
The Company by way of security irrevocably appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
(a)	carrying out any obligation imposed on the Company by this Agreement or any other agreement binding on the Company to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Assigned Property);
(b)	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the Collateral Rights; and
(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Company under this Clause 9.1 if:
(i)	an Enforcement Event has occurred and is continuing; and/or

(ii)	the Collateral Agent has received notice from the Applicable Representative the Loan Parties’ Agent and/or the Company that the Company has failed to comply with a further assurance or perfection obligation within 10 Business Days of the Company being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Company under this Clause 8.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
9.2	Ratification
The Company shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.
10.	SECURITY ENFORCEMENT
10.1	Time for Enforcement
If an Enforcement Event has occurred and is continuing, or if a petition or application is presented for the making of an administration order in relation to the Company, or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Company or files such a notice with the court or is requested to do so by the Company, save to the extent that such petition, application, notice or filing is not made by a member of the Group or any director of any member of the Group and is frivolous or vexatious and is stayed, dismissed or withdrawn within 4 Business Days of such petition, application, notice or filing being made the security created by or pursuant to this Agreement is immediately enforceable and the Collateral Agent may without notice to the Company or prior authorisation from any court, in its absolute discretion and shall, if so instructed by the Applicable Representative:
(a)	secure and perfect its title to all or any part of the Assigned Property (including transferring the same into the name of the Collateral Agent or its nominee(s)) or otherwise exercise in relation to the Assigned Property all the rights of an absolute owner;
(b)	enforce all or any part of the Lien created by this Agreement (at the times, in the manner and on the terms it thinks fit) and appropriate, hold, sell, or otherwise dispose of all or any part of the Assigned Property (at the time, in the manner and on the terms it thinks fit);
(c)	whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Agreement) on chargees and by this Agreement on any Receiver or otherwise conferred by law on chargees or Receivers; and

(d)	collect, recover or compromise, and give good discharge for any moneys paid or payable to the Company under or in respect of the Assigned Property, and enforce (in any way whatsoever including, without limitation, by way of instituting proceedings in the Company’s name) any rights or claims arising or in respect of the Assigned Property.
10.2	Power of sale
(a)	The power of sale or other disposal conferred on the Collateral Agent and on the Receiver by this Agreement shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Agreement.
(b)	The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Agreement or to the exercise by the Collateral Agent of its right to consolidate all or any of the Lien created by or pursuant to this Agreement with any other security in existence at any time or to its power of sale which powers may be exercised by the Collateral Agent without notice to the Company on or at any time if an Enforcement Event has occurred and is continuing.
10.3	Assignee’s liability
Neither the Collateral Agent nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Assigned Property or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Assigned Property for which a mortgagee or mortgagee in possession might as such be liable.
10.4	Right of Appropriation
To the extent that any of the Assigned Property constitutes “financial collateral” and this Agreement and the obligations of the Company hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”) the Collateral Agent shall have the right if an Enforcement Event has occurred and is continuing to appropriate all or any part of such financial collateral in or towards discharge of the Secured Liabilities. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be the market price of the Assigned Property determined by the Collateral Agent (acting on the instructions of the Applicable Representative) by reference to a public index or by such other process as the Collateral Agent (acting on the instructions of the Applicable Representative) shall select, including independent valuation. The parties agree that the method of valuation provided for in this Agreement shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

10.5	Statutory powers
The powers conferred by this Agreement on the Collateral Agent are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession under the Law of Property Act 1925, the Insolvency Act 1986 or otherwise by law and in the case of any conflict between the powers contained in any such Act and those conferred by this Agreement the terms of this Agreement will prevail.
11.	RECEIVERS
11.1	Appointment and Removal
Notwithstanding any other provisions of this Agreement, at any time after having been requested to do so by the Company or if the security created by this Agreement is enforceable in accordance with Clause 10 (Security Enforcement), the Collateral Agent may by deed or otherwise (acting through an authorised officer of the Collateral Agent), without prior notice to the Company:
(a)	appoint one or more persons to be a Receiver of the whole or any part of the Assigned Property;
(b)	remove (so far as it is lawfully able) any Receiver so appointed;
(c)	appoint another person(s) as an additional or replacement Receiver(s); or
(d)	appoint one or more persons to be an administrator of the Company.
11.2	Capacity of Receivers
Each person appointed to be a Receiver pursuant to Clause 11.1 (Appointment and removal) will be:
(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;
(b)	for all purposes shall be deemed to be the agent of the Company which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Collateral Agent; and
(c)	entitled to remuneration for his services at a rate to be fixed by the Collateral Agent from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).
11.3	Statutory powers of appointment
The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Collateral Agent under the Law of Property Act 1925 (as extended by this Agreement) or otherwise and such powers shall remain exercisable from time to time by the Collateral Agent in respect of any part of the Assigned Property.
11.4	Powers of Receivers
Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have and be entitled to exercise, in relation to the Assigned Property in respect of which he was appointed, and as varied and extended by the provisions of this Agreement (in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company):
(a)	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;
(b)	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);
(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Company itself could do or omit to do;
(d)	the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement or any of the Principal Finance Documents (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and
(e)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Company) which seem to the Receiver to be incidental or conducive to:
(i)	any of the functions, powers, authorities or discretions conferred on or vested in him;
(ii)	the exercise of any Collateral Rights (including realisation of all or any part of the Assigned Property); or
(iii)	bringing to his hands any assets of the Company forming part of, or which when got in would be, the Assigned Property.
11.5	Consideration
The receipt of the Collateral Agent or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Assigned Property or making any acquisition, the Collateral Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

11.6	Protection of purchasers
No purchaser or other person dealing with the Collateral Agent or any Receiver shall be bound to inquire whether the right of the Collateral Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Collateral Agent or such Receiver in such dealings.
11.7	Discretions
Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Collateral Agent or any Receiver may, subject to the terms and conditions of the Intercreditor Arrangements and to any requirement of reasonableness required under this Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.
11.8	Delegation
Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by English law), each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the Receiver itself.
12.	EFFECTIVENESS OF COLLATERAL
12.1	Collateral Cumulative
The collateral constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral Agent or any other Secured Party may at any time hold for the Secured Liabilities or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent or any other Secured Party over the whole or any part of the Assigned Property shall merge into the collateral constituted by this Agreement.
12.2	No Waiver
No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, power or remedy of the Collateral Agent provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Collateral Agent provided by this Agreement or by law.
12.3	Illegality, Invalidity, Unenforceability
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality,

validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired and if any part of the security intended to be created by or pursuant to this Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.
12.4	No liability
None of the Collateral Agent, its nominee(s) or any receiver or Delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Assigned Property or (c) the taking possession or realisation of all or any part of the Assigned Property except to the extent provided in the Principal Finance Documents.
12.5	Implied Covenants for Title
(a)	The covenants set out in Sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 3 (Assignment).
(b)	It shall be implied in respect of Clause 3 (Assignment) that the Company is assigning the Assigned Property free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).
12.6	Continuing Lien
(a)	The Lien from time to time constituted by this Agreement is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Collateral Agent.
(b)	No part of the security from time to time constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Liabilities.
12.7	Immediate recourse
The Company waives any right it may have of first requiring the Collateral Agent or a Secured Party to proceed against or enforce any other rights or Lien or claim payment from any person before claiming from the Company under this Agreement. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.
12.8	Avoidance of Payments
Notwithstanding Clause 3.3 (Release) if the Collateral Agent considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Company under this Agreement and the security constituted by this Agreement shall continue and that amount shall not be considered to have been irrevocably paid.

12.9	Waiver of defences
The obligations of the Company under this Agreement and the Collateral Rights will not be affected by any act, omission, matter or thing which, but for this Clause 12.9 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Agreement and this Lien and whether or not known to the Company or the Collateral Agent or any Secured Party including:
(a)	any time, waiver or consent granted to, or composition with, any Loan Party or other person;
(b)	the release of any other Loan Party or any other person under the terms of any composition or arrangement with any creditor of any Loan Party;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Lien over assets of, any Loan Party or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other Lien;
(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, any Loan Party or any other person;
(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of Loan Document or any document or security or of the Secured Liabilities;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security or of the Secured Liabilities; or
(g)	any insolvency or similar proceedings.
13.	INDEMNITY
13.1	Indemnity
To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Company shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Company of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Assigned Property.

13.2	Interest on Demands
Section 2.07 (Default Interest) of the Credit Agreement applies to amounts which the Company fails to pay under this Agreement.
13.3	Payments Free Of Deduction
Section 2.20 (Taxes) of the Credit Agreement applies to this Agreement, save that, for the purposes of this Agreement, the references in Section 2.20 (Taxes) of the Credit Agreement to “a Loan Party”, “that Loan Party” and “each Loan Party” shall be replaced with “the Company”.
14.	APPLICATION OF PROCEEDS
All moneys received or recovered by the Collateral Agent or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied in accordance with Section 2.01 of the First Lien Intercreditor Agreement
15.	OTHER SECURITY INTERESTS
15.1	Redemption or transfer
In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Lien in case of exercise by the Collateral Agent or any Receiver or any Delegate of any power of sale under this Agreement the Collateral Agent may redeem such prior Lien or procure the transfer thereof to itself.
15.2	Accounts
The Collateral Agent may settle and pass the accounts of the prior Lien and any accounts so settled and passed will be conclusive and binding on the Company.
15.3	Costs of redemption or transfer
All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Company to the Collateral Agent on demand together with accrued interest thereon (as well as before judgment) at the rate from time to time applicable to unpaid sums specified in the Credit Agreement from the time or respective times of the same having been paid or incurred until payment thereof (after as well as before judgment).
15.4	Subsequent Interests
If the Collateral Agent (acting in its capacity as security trustee or otherwise) or any of the Secured Parties at any time receives notice or is deemed to have received notice of any subsequent Lien affecting all or any part of the Assigned Property or any assignment or transfer of the Assigned Property which in either case is prohibited by the terms of this Agreement or the Principal Finance Documents, all payments made by the Company to the Collateral Agent or any of the Secured Parties after that time shall be treated as having been credited to a new account of the Company and not as having been applied in reduction of the Secured Liabilities as at the time when the Collateral Agent received notice.
16.	SUSPENSE ACCOUNTS
All monies received, recovered or realised by the Collateral Agent under this Agreement (including the proceeds of any conversion of currency) may in the discretion of the Collateral Agent be credited to any interest bearing suspense or impersonal account maintained with the Collateral Agent or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Collateral Agent may think fit (acting on the instructions of the Applicable Representative) pending their application from time to time (as the Collateral Agent is entitled to do in its discretion) in or towards the discharge of any of the Secured Liabilities and save as provided herein no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.
17.	CURRENCY INDEMNITY
17.1	The Secured Liabilities shall be paid in the currency in which it is denominated at the relevant time, unless the Loan Documents provides otherwise.
17.2	If any Secured Liabilities is received from the Company in a currency (“first currency”) other than the currency (“second currency”) in which it is payable (whether as a result of obtaining or enforcing an order or judgment, the dissolution of any person or otherwise), the amount received shall only satisfy the Company’s obligation to pay its Secured Liabilities to the extent of the amount in the second currency which the relevant Secured Party is able, in accordance with its usual practice, to purchase with the amount received in the first currency on the date of that receipt (or, if it is not possible to make that purchase on that date, on the first date upon which it is possible to do so).
17.3	Subject to Section 9.05 of the Credit Agreement and the terms of the Principal Finance Documents, the Company indemnifies each Secured Party against:
(a)	any loss sustained by it as a result of the amount purchased by it in the second currency pursuant to Clause 17.2 above being less than the amount due; and
(b)	all costs and expenses properly incurred by it in purchasing the second currency, in respect of any Secured Liabilities received from the Company.

17.4	The Company shall pay to the relevant Secured Party, promptly upon demand, in the currency stipulated, all amounts payable pursuant to such indemnity.
18.	ASSIGNMENT
18.1	Permitted Successors
The Collateral Agent may assign and transfer all or any of its rights and obligations under this Agreement to facilitate the performance of its role as Collateral Agent under the Loan Documents in accordance with the Intercreditor Arrangements. This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.
18.2	Collateral Agent Successors
This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent; and references to the Collateral Agent shall include any assignee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.
19.	DISCLOSURE
Subject to Section 9.16 of the Credit Agreement and the terms of the Principal Finance Documents the Collateral Agent shall be entitled to disclose such information concerning the Company or any other person and this Agreement as the Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.
20.	WAIVERS AND COUNTERPARTS
20.1	Waivers
No waiver by the Collateral Agent of any of its rights under this Agreement shall be effective unless given in writing.
20.2	Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
21.	LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

22.	ENFORCEMENT
22.1	Jurisdiction of English Courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement.
(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.
(c)	This Clause 22 (Enforcement) is for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 22.1(a), it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.
22.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, the Company:
(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and
(b)	agrees that failure by an agent for service of process to notify the Company of the process will not invalidate the proceedings concerned.
THIS AGREEMENT has been signed on behalf of the Collateral Agent and executed as a deed by the Company and is intended to be and is hereby delivered by it as a deed on the date specified above.

SCHEDULE 1
FORM OF NOTICE OF ASSIGNMENT

To:	[Closure Systems International B.V./ SIG Euro Holding AG & Co. KGaA]
Date: [•]
Dear Sirs,
1.	We hereby give you notice that we have assigned to The Bank of New York Mellon (the “Collateral Agent”) pursuant to an assignment agreement entered into by us in favour of the Collateral Agent dated [•] (“Assignment Agreement”) all our right, title and interest in and to the:
(a)	the €124,603,648.83 intercompany loan dated 5 November 2009 between Beverage Packaging Holdings (Luxembourg) III S.à r.l as lender and Closure Systems International B.V. as borrower; and
(b)	the €239,665,296.90 intercompany loan dated 5 November 2009 between the Beverage Packaging Holdings (Luxembourg) III S.à r.l as lender and certain subsidiaries incorporated in Germany and Austria as borrowers,
(together the “Contracts”), including all monies which may be payable in respect of each of the Contracts.
2.	You are hereby instructed that, following your receipt of any notice from the Collateral Agent that an Enforcement Event (as defined in the Assignment Agreement) has occurred and is continuing:
(a)	all payments by you to us under or arising from the Contracts (the “Payments”) shall be paid to the Collateral Agent or to its order (with a copy to us) as it may specify in writing from time to time;
(b)	all remedies provided for in the Contracts or available at law or in equity shall be exercisable by, or at the direction of the Collateral Agent; and
(c)	all rights to compel performance of the Contracts shall be exercisable by, or at the direction of the Collateral Agent; and
(d)	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Contracts shall belong to the Collateral Agent.
3.	For the avoidance of doubt, unless and until you receive notice from the Collateral Agent that an Enforcement Event has occurred and is continuing, the Contracts may be performed as normal or otherwise in accordance with their terms.

4.	We shall continue to be solely responsible for the performance of our obligations under or in connection with the Contracts.
5.	You are hereby instructed that, following your receipt of any notice from the Collateral Agent that an Enforcement Event (as defined in the Assignment Agreement) has occurred and is continuing without requiring further approval from us, to provide the Collateral Agent with such information relating to the Contracts as it may from time to time request and to send copies of all notices issued by you under the Contracts to the Collateral Agent as well as to us.
6.	These instructions may not be revoked, nor may the terms of the Contracts be amended, varied, waived or terminated, without the prior written consent of the Collateral Agent.
7.	Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning it to the Collateral Agent at International Corporate Trust, 101 Barclay Street, 4E New York, N.Y. 10286 marked for the attention of International Corporate Trust.
8.	This notice and any non-contractual obligations arising out of or in connection with it are governed by English law.
Terms defined in the First Lien Intercreditor Agreement have the same meaning in this notice.
Yours faithfully,
_________________________
For and on behalf of Beverage Packaging Holdings (Luxembourg) III S.à r.l.
We confirm our agreement to the terms of this notice and instruct you, in accordance with Clause 2 of this notice, and with effect from your date of receipt of any further notice from the Collateral Agent that an Enforcement Event has occurred and is continuing, that:
(a)	the Payments shall be made to, or at the direction of, Beverage Packaging Holdings (Luxembourg) III S.à r.l.; and
(b)	all remedies provided for in the Contracts (or otherwise available) and all rights to compel performance of the Contracts shall be exercisable by, or at the direction of, Beverage Packaging Holdings (Luxembourg) III S.à r.l.,
in each case, until you receive written notification from us to the contrary which notice shall not be given unless an Enforcement Event has occurred and is continuing.
__________________
For and on behalf of The Bank of New York Mellon

Acknowledgement
On copy only:
To: THE BANK OF NEW YORK MELLON
We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, interests and benefits in and to the relevant Contract and that, during the subsistence of the Assignment Agreement, we will comply with the terms of the notice from Beverage Packaging Holdings (Luxembourg) III S.à r.l. (“Company”).
We further confirm that except as permitted under the Principal Finance Documents, we have not claimed or exercised and have no outstanding right to claim or exercise any right of set-off, counterclaim or other right relating to the Payments.
We acknowledge receipt of instructions from you in connection with the assignment of the relevant Contract and confirm that we shall act in accordance with them until we receive written notification from you to the contrary.
For and on behalf of [Closure Systems International B.V./SIG Euro Holding AG & Co. KGaA]

By:

Dated:

Company

Signed as a deed by	)
)
as attorney for	)
Beverage Packaging Holdings	)
(Luxembourg) III S.À R.L.	)
in the presence of:	)	PHILIP WEST

/s/ CHIARA BROPHY	Signature of witness
CHIARA BROPHY	Name of witness
LEVEL 25	Address of witness
2 PARK STREET
SYDNEY
LAWYER	Occupation of witness
The Collateral Agent
THE BANK OF NEW YORK MELLON

Signed by	)
THE BANK OF NEW YORK MELLON	)
)

By:	/s/ MAKSIM GENKIN
	Name:	MAKSIM GENKIN
Address: 101 BARCLAY STREET, 4E, NY NY, 10286 Fax: 212-815-5366 Attention: INTL. CORPORATE TRUST